As filed with the Securities and Exchange Commission on June 29, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCEPTUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3170244
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification Number)

1021 Howard Avenue
San Carlos, California 94070
(650) 628-4700

(Address of Principal Executive Offices including Zip Code)

THE CONCEPTUS, INC.
DEFERRED FEE PLAN FOR DIRECTORS

THE CONCEPTUS, INC.
STAND-ALONE RESTRICTED STOCK GRANT TO RIC COTE

THE CONCEPTUS, INC.
STAND-ALONE OPTION GRANT TO RIC COTE

(Full Title of the Plan)

Mark Sieczkarek
President and CEO
Conceptus, Inc.
1021 Howard Avenue
San Carlos, California 94070
(650) 628-4700

(Name and Address and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price Per	Aggregate Offering	Registration
	Registered (3)	Unit	Price	Fee
Deferred Compensation Obligations, pursuant to the Conceptus, Inc. Deferred Fee Plan for Directors (1)	$3,000,000	100%	$3,000,000	$380.10
Common Stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. Deferred Fee Plan for Directors (1)	$3,000,000	N/A	$3,000,000	$380.10

	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price Per	Aggregate Offering	Registration
	Registered (3)	Unit	Price	Fee
Common stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. Stand-Alone Option Grant to Ric Cote	125,000	$12.74 (4)	$1,592,500 (4)	$201.77
Common stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. Stand-Alone Restricted Stock Grant to Ric Cote	36,000	$12.74 (4)	$458,640 (4)	$58.11
Preferred share purchase rights (2)	N/A	N/A	N/A	N/A

(1)	The Deferred Compensation Obligations pursuant to the Conceptus, Inc. Deferred Fee Plan for Directors (the “Deferred Fee Plan”) are unsecured general obligations of the Registrant to pay deferred compensation in accordance with the terms of the Deferred Fee Plan. The Deferred Compensation Obligations will be payable either in whole shares of Common Stock or cash, or a combination thereof, as elected by the participant.

(2)	Preferred share purchase rights are attached to and trade with the common stock of Conceptus, Inc. The value attributable to such rights, if any, is reflected in the market price of the Registrant’s Common Stock.

(3)	This registration statement shall also cover any additional shares of common stock which become issuable under the Deferred Fee Plan and the Conceptus, Inc. Stand-Alone Option Grant to Ric Cote (the “Stand-Alone Option Grant”) and the Conceptus, Inc. Stand-Alone Restricted Stock Grant to Ric Cote (the “Stand-Alone Restricted Stock Grant”) by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of common stock.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) for (i) 125,000 shares subject to options previously granted pursuant to the Stand-Alone Option Grant at an exercise price of $12.74 per share and (ii) 36,000 shares of restricted stock granted pursuant to the Stand-Alone Restricted Stock Grant with a fair market value on the date of grant of $12.74 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          This registration statement covers (1) 125,000 shares of Common Stock of Conceptus, Inc. that have been authorized for issuance pursuant to the Stand-Alone Option Grant, (2) 36,000 shares of Common Stock of Conceptus, Inc. that have been authorized for issuance pursuant to the Stand-Alone Restricted Stock Grant, (3) up to $3,000,000 of Deferred Compensation Obligations pursuant to the Deferred Fee Plan, as described in more detail in Item 4 below and (4) up to $3,000,000 of shares of Common Stock issuable pursuant to the Deferred Fee Plan, as described in more detail in Item 4 below.

Item 3. Incorporation of Documents by Reference

          The following documents filed by the Registrant with the Commission are incorporated herein by reference:

     (a) Conceptus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-27596) (including information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2004 Annual Meeting of Stockholders filed with the Commission on April 29, 2004 and in Conceptus’ Annual Report on Form 10-K/A for the year ended December 31, 2003 filed with the Commission on April 30, 2004), filed with the Commission on March 15, 2004;

     (b) Conceptus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-27596), filed with the Commission on May 10, 2004;

     (c) Conceptus’ Current Reports on Form 8-K, filed with the Commission on February 11, 2004, February 26, 2004, March 1, 2004, March 5, 2004, April 6, 2004, April 21, 2004, April 22, 2004, and June 17, 2004;

     (d) The description of the Conceptus common stock, par value $0.003 per share, contained in the Registrant’s registration statement on Form 8-A (File No. 000-27596), filed with the Commission on December 26, 1995; and

     (e) The description of the preferred share purchase rights contained in the Registrant’s registration statement on Form 8-A (File No. 000-27596), filed with the Commission on February 28, 1997.

          In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

          The following description of the Company’s “obligations” under the Deferred Fee Plan is qualified by reference to the Deferred Fee Plan document, a copy of which is filed as an exhibit to this registration statement. The Deferred Fee Plan is intended to provide the Company’s non-management directors with an opportunity to defer a portion of their pre-tax compensation and accumulate tax-deferred earnings (or losses) thereon. Each participant is an unsecured general creditor of the Company with respect to his or her own Deferred Fee Plan benefits. For purposes of the payment of benefits under the Deferred Fee Plan, any and all of the Company’s assets shall be, and remain, general, unpledged and unrestricted assets. The Company’s obligations to pay deferred compensation under the Deferred Fee Plan, which are referred to as the “obligations,” shall be that of an unfunded and unsecured promise to pay the money in the future. The Deferred Fee Plan is unfunded for tax purposes and for purposes of Title I of ERISA.

          Subject to the terms and conditions set forth in the Deferred Fee Plan, each participant may elect to defer all or a specified part of the compensation payable to the participant for serving on the Board of Directors or any committee of the Board of Directors of the Company. The amount of compensation to be deferred by each participant is based on elections made by the participant in accordance with the terms of the Deferred Fee Plan. The amount elected to be deferred will be used to purchase phantom units of the Company’s Common Stock (including fractional shares) using the fair market value of such Common Stock on the date the compensation would otherwise be paid. The phantom stock will be credited on each dividend payment date for the Company’s Common Stock with additional phantom Common Stock units determined by dividing the aggregate cash dividend which would have been paid if the existing phantom Common Stock units were actual shares of the Company’s Common Stock by the fair market value of the Company’s Common Stock as of the dividend payment date, computed to four decimal places. For purposes of the Deferred Fee Plan, the “fair market value” of one share or unit of the Company’s Common Stock shall be the closing sale price for a share of such Common Stock on the trading day immediately preceding the determination date.

          The obligations will become due in the event of the participant’s termination of service as a director of the Company, payable either in whole shares of the Company’s Common Stock or cash, or a combination thereof, in a lump sum or in ten substantially equal annual installments as elected by the participant, subject to the participant’s right to change such method of distribution no later than twelve months prior to the first date deferred compensation is to be paid. If a participant elects to receive payment from his or her account in installments, the participant’s account will continue to accrue dividends (and appreciation or loss) during the installment period. Dividends credited to a participant’s account during the installment period will be paid on the next installment payment date. The amount of cash to be distributed under a participant’s cash election shall be determined by multiplying the number of phantom units in his or her account immediately preceding the date of distribution by the closing price of the Company’s Common Stock for the immediately preceding trading day. Any portion of a participant’s account attributable to fractional shares of the Company’s Common Stock shall be paid in cash at the same time (or times) as the participant is otherwise paid the amount his or her account

          The right to receive payments pursuant to the Deferred Fee Plan are not transferable or assignable by a participant or a beneficiary, except by will or by the laws of descent and distribution.

          In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, the Company will make such adjustments, if any, as it in its sole discretion deems equitable in the number of shares of Common Stock with respect to which a participant’s phantom Common Stock Units are referenced, such adjustments to be conclusive and binding upon all parties concerned.

          The Deferred Fee Plan may at anytime or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s accruals on his or her prior elections.

Item 5. Interests of Named Experts and Counsel

          Not Applicable

Item 6. Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

          The Registrant’s Certificate of Incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

          The Registrant’s bylaws provide that the Registrant must indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

          The Registrant’s bylaws provide that the Registrant must indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

          Pursuant to its bylaws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

          Not Applicable

Item 8. Exhibits

          See the Exhibit Index on Page 6.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at termination of the offering.

     (b) The registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on June 29 , 2004.

Conceptus, Inc.

/s/ Mark Sieczkarek

Mark Sieczkarek, President and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Mark Sieczkarek and Greg E. Lichwardt, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date
/s/ Kathryn Tunstall Kathryn Tunstall	Chairman of the Board of Directors	June 29, 2004
/s/ Mark Sieczkarek Mark Sieczkarek	President and Chief Executive Officer (Principal Executive Officer)	June 29, 2004
/s/ Gregory E. Lichtwardt Gregory E. Lichtwardt	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 29, 2004
/s/ Marie-Helene Plais-Cotrel Marie-Helene Plais-Cotrel	Director	June 29, 2004
/s/ Florence Comite, M.D. Florence Comite, M.D.	Director	June 29, 2004
/s/ Robert V. Toni Robert V. Toni	Director	June 29, 2004

Signature	Title	Date
/s/ Peter L. Wilson Peter L. Wilson	Director	June 29, 2004
/s/ Michael W. Baker Michael W. Baker	Director	June 29, 2004
/s/ Thomas F. Bonadio Thomas F. Bonadio	Director	June 29, 2004

INDEX TO EXHIBITS

EXHIBIT

4.1	Conceptus, Inc. Deferred Fee Plan for Directors

4.2	Employment Commencement Nonstatutory Stock Option

4.3	Stand - Alone Restricted Stock Purchase Agreement

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)